Exhibit 10.29

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 30th day of September, 2014, between Howard Bank (the “Bank” or “Employer”), a Maryland-chartered trust Company, and Robert A. Altieri, a resident of the State of Maryland (the “Executive”).

RECITALS:

WHEREAS, The Bank and the Executive entered into an Employment Agreement with a effective date of April 30, 2013, and both parties desire to amend such agreement as provided herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.           DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1          “Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2          “Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer. Unless the context requires otherwise, the term “Employer” used in this Agreement shall include all Affiliates.

1.3          “Area” means the geographic area within a radius of 20 miles of any office or facility maintained by the Employer from time to time. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Executive's employment hereunder.

1.4          “Board” means the board of directors of the Bank.

1.5          “Business of the Employer” means the business conducted by the Employer.

1.6          “Cause” means any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a)          any act on the part of the Executive that constitutes, in the reasonable judgment of the Board after consultation with legal counsel, fraud or dishonesty toward the Employer, toward any employee, officer or director of the Employer, or toward any person doing business with the Employer;

(b)          the conviction of the Executive of any felony or any other crime involving moral turpitude;

(c)          the Executive’s entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, such conduct will not constitute Cause unless the Board delivers to the Executive written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action with the specified reasonable time;

(d)          the Executive breaches any of the covenants contained in Sections 5, 6, 7 or 8 hereof;

(e)          the Executive fails to discharge his duties and obligations contained in this Agreement under; and

(f)          conduct by the Executive that results in removal of Executive as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7          “Change in Control” means the first to occur of any one of the following events:

(a)          the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company, if, as the result of the transaction, the acquiring person, persons or entity owns securities representing more than fifty percent (50%) of the total voting power of the Bank or the Company, as the case may be;

(b)          within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

(c)          the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or

(d)          the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.8          “Code” means the Internal Revenue Code of 1986, as amended.

1.9          “Company” means any entity that, on or after the Effective Date, controls the Bank.

1.10        “Company Information” means Confidential Information and Trade Secrets.

1.11        “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.12        “Effective Date” means April 30, 2013.

1.13        “Good Reason” means the existence of any of the following conditions preceding a termination of employment initiated by the Executive:

(a)          a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material change as to whom Executive reports which in the case of Executive is the Chief Executive Officer of the Bank;

(b)          the failure to elect the Executive, or the removal of the Executive, as an Executive Vice President of the Bank and of the Company;

(c)          a material breach of the terms of this Agreement by the Employer;

(d)          a change in the location of the principal office of Executive more than twenty (20) miles from its existing location, which the Employer and Executive hereby agree to be a material change in the location at which the Executive provides services under this Agreement; or

(e)          a material reduction in the Executive’s Base Salary, as defined in Section 4.1(a) hereof;

provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.13 shall constitute a termination of employment for Good Reason unless (i) the termination occurs within one (1) year following the initial existence of one or more of the conditions set forth above, and (ii) the Executive has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice within ninety (90) days of the initial existence of one or more of the conditions set forth above describing in sufficient detail the Executive’s belief that a Good Reason exists, and the Employer fails to cure the condition prior to the expiration of a thirty (30) day cure period, beginning with the date such notice is received by the Employer.

1.14        “Permanent Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive. Permanent Disability shall also include a determination of disability that qualifies the Executive for receiving payments under any long-term disability insurance policy maintained by the Employer under which the Executive is entitled to benefits, provided that the definition of disability applied under that policy complies with the requirements of Treasury Regulation § 1.409A-3(i)(4).

1.15        “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)          derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)          is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.16         “Treasury Regulations” means 26 C. F. R., the regulations promulgated under the Code.

2.           DUTIES.

2.1          The Executive is employed as an Executive Vice President of Howard Bank and President of the mortgage division of the Bank, is subject to the direction of the Chief Executive Officer, and must perform and discharge well and faithfully the duties which may be assigned to Executive from time to time by the Employer in connection with the conduct of its business.

2.2          In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive must:

(a)          devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)          diligently follow and implement all management policies and decisions communicated to Executive by the Chief Executive Officer and the Board; and

(c)          timely prepare and forward to the Chief Executive Officer and to the Board all reports and accounting as may be requested of the Executive.

2.3          The Executive must devote the Executive’s entire business time, attention and energies to the Business of the Employer and must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Executive from:

(a)          investing the Executive’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor;

(b)          purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)          participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching, subject to any directions or limitations that might be established by the Chief Executive Officer and the Board from time to time.

3.           TERM AND TERMINATION.

3.1          Term. The current term of this Agreement will conclude on April 30, 2017. The initial term and any renewals thereof are referred to as the “Term.” Commencing on April 29, 2015 and continuing on each April 29th thereafter (in each case the “Renewal Date”), this Agreement shall renew for an additional year so that the term shall be three (3) years from such Renewal Date, unless written notice of non-renewal is provided to the Executive at least ten (10) and not more than thirty (30) days prior to such Renewal Date. Commencing on or before March 31, 2015, prior to each notice period for possible non renewal, the disinterested members of the Board (or a Committee comprised solely of disinterested members) will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s (or Committee’s) meeting. In the event this Agreement expires due to non renewal, this Agreement and Employee’s employment shall terminate on the expiration date of this Agreement.

3.2          Termination. The employment of the Executive under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1        By the Employer:

(a)          for Cause at any time, upon written notice to the Executive, including the notice provided for in Section 1.6(c), in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)          without Cause at any time, upon written notice to the Executive, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within twelve months following a Change in Control or (ii) otherwise under Section 3.7(a).

3.2.2         By the Executive:

(a)          for Good Reason as provided in Section 1.13, in which event the Employer will be required to make the termination payments under Section 3.7(a); or

(b)          without Good Reason, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3        By the Executive within twelve (12) months following a Change in Control; provided that the Executive gives at least thirty (30) days’ prior written notice to the Employer of the Executive’s intention to terminate employment with such resignation to be effective immediately at the end of such thirty (30) day period, in which event the Employer will be required to make termination payments under Section 3.7(b).

3.2.4        At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5        Immediately upon the Executive’s death, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination. Additionally in such event, all of the Executive’s stock awards and stock options shall immediately vest upon the effective date of such termination.

3.2.6        By either the Employer or the Executive upon the Permanent Disability of the Executive, in which event the Employer will be required to make the termination payments under Section 3.7(a); provided that such payment obligations shall be reduced if and to the extent that the Executive receives payments under any disability insurance or other program maintained by the Employer.

3.3          Effect of Termination. Termination of the employment of the Executive pursuant to Section 3.2 will be without prejudice to any right or claim, which may have previously accrued to either the Employer or the Executive hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4          Suspension With Pay. Nothing contained herein will preclude the Employer from releasing the Executive of the Executive’s normal duties and suspending Executive, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of Executive.

3.5          Suspension Without Pay. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Employer may in its sole discretion:

(a)          pay Executive all or part of the compensation withheld while its contract obligations were suspended; and/or

(b)          reinstate (in whole or in part) any of its obligations, which were suspended.

3.6          Other Regulatory Requirements. (a) If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as of the date of such default, but no vested rights of the Executive will be affected. Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i)          by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(ii)         by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

(b)          If any payment hereunder is determined to violate any regulatory requirement applicable to the Employer, Employer may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements.

3.7          Termination Payments.

(a)           In the event and only in the event employment is terminated by the Employer pursuant to Section 3.2.1(b) or Section 3.2.6 or by the Executive pursuant to Section 3.2.2(a) or Section 3.2.6 and a Change in Control has not occurred, then commencing with the first payroll date immediately following the effective date of such termination the Employer will pay to the Executive as severance pay and liquidated damages an amount equal to the then current Base Salary plus all benefits then received by Executive for a period equal to the remaining Term plus any Incentive Compensation that may have accrued in the calendar year in which Executive was terminated, which amounts shall be payable in accordance with the Employer’s normal payroll practices. Additionally in such event, all of Executive’s stock awards and stock options shall immediately vest upon the effective date of such termination.

(b)          In the event and only in the event a Change in Control has occurred and employment is terminated by Employer pursuant to Section 3.2.1(b) or by Executive pursuant to Section 3.2.3, the Executive shall be entitled to a lump sum payment equal to the sum of (a) the excess of (i) two (2) times Executive’s Average Annual Compensation over (ii) the aggregate present value, as determined for federal income tax purposes, of all other payments to the Executive in the nature of compensation, other than the benefits to which the Executive is entitled pursuant to the final sentence of this Section 3.7(b), that are treated for federal income tax purposes as contingent on the Change in Control plus (b) an annual bonus equal to the greater of target or actual bonus for the year in which employment terminates, pro-rated for the months elapsed in the annual bonus period at the time employment terminates, and shall be paid such lump sum payment by Employer within ten (10) days of the effective date of termination of employment. As used herein, the term “Average Annual Compensation” means the average Base Salary and bonus paid to the Executive by the Employer pursuant to Sections 4.1(a) and 4.1(b)(i) of this Agreement during the most recent three (3) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Executive was employed by the Employer). In addition to the termination payments provided in this Section 3.7, in the event and only in the event a Change in Control has occurred and this Agreement is terminated by Employer or by Executive pursuant to Section 3.2.3: (i) all of Executive’s stock awards shall immediately vest; (ii) all of Executive’s unexercised stock options shall become immediately exercisable; and (iii) Employer shall continue Executive’s medical coverage for a period equal to the remaining Term at the same level as available to employees of the Employer.

(c)          Notwithstanding the foregoing, if Executive is a specified employee within the meaning of Section 409A of the Code, no amount payable under Section 3.7(a) or (b) shall be paid before the date that is six months after the effective date of termination of employment, or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code prior to the year in which they payments are received by the Executive. Any payment deferred under this Section 3.7(c) shall be paid on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable.

3.8          Calculation of Payment Amount.

(a)          Certain Adjustments of Payment Amount. If it is determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of Section 280G of the Code (a “Parachute Payment”), the following provisions will apply:

(i)          If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(ii)         If the aggregate present value of Parachute Payments is greater than the 280G limit, but equal to or less than 110% of the 280G limit, such Parachute Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of Parachute Payments without causing such Parachute Payments to exceed the 280G limit.

(iii)        If the aggregate present value of Parachute Payments is greater than 110% of the 280G limit, the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

For purposes of this Section 3.8, “present value” shall be determined in accordance with Code Section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Code Section 4999.

(b)          Determinations made by Accounting Firm. All determinations required to be made under Section 3.8(a), including the aggregate present value of Parachute Payments, whether a reduction is required under Section 3.8(a)(ii) and the amount of such reduction, and whether a Gross-Up Payment is required under Section 3.8(a)(iii) and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days after the Executive’s termination of employment. The initial Gross-Up Payment, if any, as determined pursuant to Section 3.8(a)(iii), shall be paid to the Executive within 15 days after the receipt of the Accounting Firm’s determination. The Accounting Firm shall furnish the Executive with an opinion that he or she has substantial authority to complete and file his or her Federal income tax return in a manner consistent with the Accounting Firm’s determination of the appropriate amount of Parachute Payments reportable by the Executive and of the appropriate amount of Excise Tax required to be paid, if any. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.

(c)          Special Rules Applicable to Reduction of Payments. The Executive shall determine which and how much of the Parachute Payments shall be reduced consistent with the requirements of Section 3.8(a)(ii), provided that, if the Executive does not make such determination within 10 business days after the receipt of the calculations made by the Accounting Firm, the Employer shall elect which and how much of the Parachute Payments shall be eliminated or reduced consistent with the requirements of Section 3.8(a)(ii) and shall notify the Executive promptly of such election.

(d)          Special Rules Applicable to Gross-Up Payments. The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive knows of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)          give the Employer any information reasonably requested by the Employer relating to such claim,

(ii)         take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(iii)        cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv)        permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.8(d), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, and other issue raised by the Internal Revenue Service or any other taxing authority.

If, after receipt by the Executive of an amount advanced by the Employer pursuant to this Section 3.8(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer’s complying with the requirements of this Section 3.8(d) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Section 3.8(d), a determination is made that the Executive shall be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

If the Employer exhausts its remedies pursuant to this Section 3.8(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment that the Employer should have made (“Gross-Up Deficiency”). The amount of any such Gross-Up Deficiency shall be promptly paid by the Employer to or for the benefit of the Executive. To the extent that any Gross-Up Deficiency arises in the context of a Parachute Payment that was determined pursuant to Section 3.8(a)(ii), and therefore reduced to the 280G limit, when in fact, the amount of such Parachute Payment should have been determined under Section 3.8(a)(iii), the amount of any Gross-Up Deficiency shall include the additional Parachute Payment due as a result of the calculation of the amount under Section 3.8(a)(iii).

(e)          Overpayments/Underpayments. As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Parachute Payments will have been made by the Employer which should not have been made (“Overpayment”), or that additional Parachute Payments which will not have been made by the Employer could have been made (“Underpayment”), in each case consistent with the calculations required to be made hereunder. Overpayments and Underpayments arising in connection with Parachute Payments appropriately determined pursuant to Section 3.8(a)(i) or Section 3.8(a)(ii) are governed by this Section 3.8(e). Any Overpayment or Underpayment arising in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(iii) are governed by the provisions of Section 3.8(d).

(i)          Overpayments. The provisions of this subparagraph (i) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(ii). If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Employer together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes.

(ii)         Underpayments. The provisions of this subparagraph (ii) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(i) or Section 3.8(a)(ii). If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

4.           COMPENSATION AND BENEFITS.

4.1          Compensation. The Executive will receive the following salary and benefits:

(a)          Base Salary and Signing Bonus. During the Term, the Executive will receive a base salary at the rate of $225,000 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”). Commencing on January 1, 2014, The Executive’s Base Salary will increase to $245,000. The Executive’s Base Salary will be reviewed by the Board annually, and the Executive will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board. Employer will pay Employee a signing bonus of $50,000 on the Effective Date subject to normal payroll deductions.

(b)          Incentive Compensation. The following bonuses and other compensation to which the Executive is entitled are referred to herein as “Incentive Compensation”:

(i)          In addition to Executive’s Base Salary under Section 4.1(a), Employee will annually receive 9% of the pretax income from the Bank’s retail mortgage operation with no deduction to seek pretax income for corporate overhead allocations (the, “Profit Sharing”). Any Profit Sharing will be paid in cash and restricted stock in a manner consistent with Employer’s compensation programs. Except as provided in Section 4.1 (b)(ii), Payment of the Profit Sharing for each year will be made as follows (the, “Payment Schedule”):

a.           50% by the 31st of each January for Profit Sharing earned during the prior calendar year (the “Initial Year”)

b.           16.66% by the 31st of January for each of the next three calendar years after the Initial Year for the prior calendar year.

(ii)         In the event Employee’s Profit Sharing is less than $50,000 for the calendar year 2013, Employer will pay Employee the difference between the amount of Profit Sharing earned and $50,000 with such difference being paid in a lump sum on January 31, 2014.

In the event Employee’s employment is terminated by Employer for any reason, Employee shall stop earning Profit Sharing as of the date of termination but shall be paid all previously earned Profit Sharing pursuant to the Payment Schedule. If Employee’s employment is terminated by Employer for any reason other than cause and such termination occurs prior to the end of a calendar year, the Payment Schedule will be based on the Profit Sharing earned from the beginning of such year through the date of termination.

(iii)        The Executive will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to executive management of the Employer from time to time.

(iv)        Employer will grant Employee on the Effective Date 5000 shares of restricted stock of the Company with such grant vesting equally over three years commencing on first anniversary of the Effective Date and continuing for the next two anniversaries of the Effective Date. Employer will take such action as may be necessary to cause the Company to issues such restricted stock. In the event Employee is terminated for Cause or voluntarily terminates employment with the Employer without Good Reason, Employee shall not receive and have no rights to any shares granted hereunder but not vested as of the date of such termination.

4.2           Business Expenses; Memberships. The Employer agrees to reimburse the Executive for (a) reasonable business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Executive’s position; provided, however, that the Executive must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.3           Vacation. On a non-cumulative basis the Executive will be entitled to vacation in each year of this Agreement in accordance with the Bank’s vacation policy as then in effect, during which the Executive’s Base Salary will be paid in full.

4.4           Benefits. In addition to the Base Salary and Incentive Compensation, the Executive will be entitled to such benefits as may be available from time to time for employees of the Employer. All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, and disability insurance benefits and such other benefits as the Employer deems appropriate. In addition to the benefits described in this Section 4.4, Employer shall provide to Executive at no cost to Executive, split dollar benefits of a $500,000 key man life insurance policy.

4.5           Car Allowance. Employer shall pay Employee $750.00 per month as a car allowance.

4.6           Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.           COMPANY INFORMATION.

5.1          Ownership of Information. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligations of the Executive. The Executive agrees (a) to hold Company Information in strictest confidence, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and (c) not to take or fail to take any action with respect to Confidential Information that would result in any Company Information losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of employment with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of employment, and this Section 5 will survive termination of employment with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3          Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Executive’s possession or control.

6.           NON-COMPETITION. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7.           NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.           NON-SOLICITATION OF EMPLOYEES. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of (1) year from and after the effective date of such termination, the Executive will not, except for Executive’s Administrative Assistant, within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer, whether or not such employee is a full-time employee or a temporary employee of the Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9.           REMEDIES. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, will be cumulative.

10.         SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.         NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.         NOTICE. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

If to the Employer:

Howard Bank

6011 University Boulevard

Suite 370

Ellicott City, MD 21043

Attn: Chief Executive Officer, Lead Independent Director and Governance

          Committee Chair

With copy to:

Frank C. Bonaventure, Jr.

OBER | KALER

100 Light Street

Baltimore, Maryland 21202

If to the Executive:

Robert A. Altieri

2814 Shadow Roll Court

Glenwood, Maryland 21738

13.          ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14.          WAIVER. A waiver by the Employer of any breach of this Agreement by the Executive will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.          ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16.          ATTORNEYS’ FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Executive must employ separate legal counsel, the Employer shall advance to the Executive, within thirty (30) days after receiving copies of invoices submitted by Executive, any and all reasonable attorneys’ fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit. The Executive must reimburse the Employer for any and all advances that exceed the first $5,000 advanced to the Executive for such legal expenses only if and to the extent that a final decision by a court of competent jurisdiction has determined that the Executive is not entitled to receive any amounts due or to enforce any of the rights under this Agreement.

17.          APPLICABLE LAW. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland. The parties agree that any appropriate state court located in Howard County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.          INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19.          ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.          RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.          SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Employer:

HOWARD BANK

By:	/s/ Mary Ann Scully
Mary Ann Scully
Chief Executive Officer

Executive:

/s/ Robert A. Altieri
Robert A. Altieri